Exhibit 5.1

December 19, 2012

Essex Rental Corp

1110 Lake Cook Road, Suite 220

Buffalo Grove, Illinois 60089

Re:	Essex Rental Corp.
Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Essex Rental Corp., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of the issuance and sale by the Company of up to 1,443,132 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), under the Company’s 2011 Long-Term Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In connection with the opinion expressed in this letter, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Amended and Restated Certificate of Incorporation of the Company;

2.	The Bylaws of the Company;

3.	Records of proceedings and actions of the Board of Directors, committees thereof and stockholders of the Company relating to the Plan;

4.	The Plan; and

5.	Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with our opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that, at the time of issuance of the Shares, (i) any and all agreements related to the issuance of the Shares under the Plan will conform to the terms and conditions of the Plan, and will have been duly executed and delivered by the Company and, as applicable, the recipients of the Shares, (ii) the Committee (as defined in the Plan) will have approved the issuance of awards of the Shares pursuant to the Plan, and (iii) any cash consideration payable to the Company in connection with any issuance of the Shares will not be less than the par value per share of the Common Stock.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman
KATTEN MUCHIN ROSENMAN LLP